Exhibit 99.1

Isoray Announces Transformational Merger and

Fourth Quarter and Full-Year Fiscal Year End 2022 Financial Results

RICHLAND, WASHINGTON – September 28, 2022 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy, today announced that it has entered into a definitive agreement to acquire Viewpoint Molecular Targeting, Inc. (Viewpoint) a precision oncology company developing alpha-particle therapies and complementary diagnostic imaging agents.

Under the terms of the agreement, a newly formed wholly owned subsidiary of Isoray will merge with and into Viewpoint, with Viewpoint becoming a wholly owned subsidiary of Isoray. At the effective time of the merger, each issued and outstanding share of common stock of Viewpoint will be converted into the right to receive 3.3212 shares of Isoray common stock. Other than cash paid in lieu of fractional shares, there will be no cash consideration paid in connection with the merger. Following completion of the merger, the stockholders of Viewpoint will own 49% of the fully diluted outstanding capital stock of Isoray.

The merger is subject to approval by the shareholders of both Isoray and Viewpoint along with other customary closing conditions and any necessary governmental or regulatory approvals. Upon closing, the size of Isoray’s board of directors will increase to 5 with 3 directors to be designated by Isoray and 2 directors to be designated by Viewpoint. Lori Woods will be one of the directors and will serve as the chairperson. Thijs Spoor, Viewpoint’s current CEO, will be one of the directors and will serve as Isoray’s new CEO.

Oppenheimer & Co. is acting as Isoray’s financial advisor for the proposed transaction and Gallagher & Kennedy, P.A. is serving as Isoray’s legal counsel. Sichenzia Ross Ference, LLP is acting as Viewpoint’s legal counsel.

Additional details along with the merger agreement can be found in the 8-K which has been filed with the SEC.

Isoray CEO Lori Woods commented, “The proposed merger with Viewpoint represents a culmination of a long and rigorous process. Throughout our strategic evaluations of opportunities, we have examined the evolving therapies and approaches that signal the future of cancer treatments. In line with our focus on ‘treating cancer from the inside out,’ one therapeutic area that has been of great interest to us is targeted alpha therapy. We have been following it closely and we believe that it has significant potential. It is our belief that Viewpoint represents a solid fit with Isoray’s existing business. This merger allows us to pursue an enhanced path forward in evolving the technology that we believe will have a significant impact on the future of cancer treatments and the company as we build on our complementary strengths.”

Viewpoint CEO Thjis Spoor said, “I believe the combination of Isoray, and Viewpoint creates a unique platform company in the precision radiation therapy market. The companies’ shared vision of treating cancer from the inside out and pioneering effective, personalized cancer fighting therapies that aim to minimize unwanted side effects presents a compelling proposition for patients, clinicians, and investors. At Viewpoint, we believe this proposed merger brings together two innovative medical technology companies to create a dynamic new force to make cancer care more personalized.”

Isoray also announced financial results for the fiscal fourth quarter and full year ended June 30, 2022.

Revenue for the fourth quarter of fiscal 2022 declined 8% to $2.50 million versus $2.71 million in the prior year comparable period. The company’s core prostate brachytherapy revenue declined 12% when compared to the fiscal fourth quarter of 2021. Prostate brachytherapy represented 70% of total revenue for the fourth quarter of fiscal 2022 compared to 74% in the prior year comparable period. Record non-prostate brachytherapy revenue increased 6% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues decreased to 37.0% for the three months ended June 30, 2022, versus 49.7% in the prior year comparable period. Fourth quarter gross profit decreased 31% to $0.93 million versus $1.35 million in the fourth quarter of fiscal 2021, largely attributed to decreased sales and higher isotope material costs and increased payroll and benefits expense versus the prior year comparable period.

Total operating expenses increased 24% in the fourth quarter to $3.03 million compared to $2.44 million in the prior year comparable period. Total research and development expenses increased 70% versus the prior year comparable period. The increase in research and development expenses was primarily the result of higher market research and consulting expenses as well as increased payroll and benefits expense due to greater headcount versus the prior year comparable period. Sales and marketing expenses were approximately flat versus the prior year comparable period, as increased travel expenses were offset by decreased payroll and benefits expenses due to the timing of headcount changes in the quarter versus the comparable period. General and administrative expenses increased 21% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of increased payroll and benefits expense due to greater headcount and employment hiring expenses as well as increased consulting and travel expenses versus prior year comparable period.

The net loss for the three months ended June 30, 2022, was $2.08 million or ($0.01) per basic and diluted share versus a net loss of $1.06 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.0 million for the three months ending June 30, 2022, versus 141.7 million in the comparable prior year period.

Revenue for the full year ended June 30, 2022 increased 7% to a record $10.79 million versus $10.05 million in the prior fiscal year. Prostate brachytherapy represented 75% of total revenue for fiscal year 2022 compared to 78% for the fiscal year 2021. The company’s core prostate brachytherapy product sales increased 3% and non-prostate revenue increased 23% versus the fiscal year 2021. Record full year non-prostate revenue was driven by growth in sales to treat brain cancers, including sales of GammaTile Therapy, and head and neck cancers. Gross profit as a percentage of revenue declined to 42.8% for the fiscal year ended June 30, 2022 versus 50.9% in the prior fiscal year. The decline in gross margin was the result of increased total cost of product sales due primarily to higher isotope material costs as well as increased payroll and benefits due to an increase in headcount. Gross profit for the full fiscal year ended June 30, 2022 decreased 10% to $4.62 million.

Total operating expenses for the 2022 fiscal year increased 40% to $12.0 million compared to $8.57 million in the prior fiscal year. Total research and development expenses increased 81% versus the prior fiscal year. The year over year increase in total research and development expenses was primarily the result of increases in payroll and market research consulting expenses versus the prior fiscal year. Sales and marketing expenses increased 15% versus the prior year comparable period. The increase in sales and marketing expenses were primarily driven by increased payroll and benefits expenses due to greater headcount and increased travel and convention costs when compared to fiscal year 2021. General and administrative expenses increased 41% versus the prior year comparable period. The increase in general and administrative expenses was driven primarily by increased payroll and benefits expenses due to higher headcount and employment hiring expenses when compared to fiscal year 2021. Additionally, the fourth quarter of fiscal year 2021 did not include the majority of annual employee and director stock grants which were granted in July 2021, subsequent to the close of the fiscal fourth quarter 2021. This reduced overall share-based stock compensation expense in the fourth quarter and full-year fiscal year-end 2021 compared to the fiscal year 2022.

The net loss for the fiscal year ended June 30, 2022 expanded to $7.30 million or ($0.05) per basic and diluted share versus a net loss of $3.39 million or ($0.03) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.0 million for the fiscal year ended June 30, 2022, versus 103.8 million in the prior year comparable year.

Cash, cash equivalents, and certificates of deposit at the end of the fiscal year ended June 30, 2022 totaled $55.9 million and the company had no long-term debt. Stockholders’ equity at the end of the fiscal year ended June 30, 2022 totaled $61.3 million.

Conference Call Details

The company will hold an earnings conference call today, September 28, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (888) 506-0062. For callers outside the U.S., please dial (973) 528-0011.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/46490. The webcast will be available until December 28, 2022 following the conference call.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the anticipated synergies and benefits of the proposed merger with Viewpoint Molecular Targeting, Inc., the anticipated continued growth in revenues in fiscal year 2023, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase, whether research and development we conduct will result in viable revenue opportunities, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as whether the proposed merger with Viewpoint Molecular Targeting, Inc. is completed and, if so, whether the anticipated benefits of the merger are realized, physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the inability to staff personnel of hospitals to perform our procedure and cancellations of patient surgeries as a result of a resurgence of the COVID-19 pandemic, the impact of the military situation in Ukraine on our ability to obtain supplies of Cesium-131 from Russia and the ability to make wire transfers to obtain supplies with the Russian banking system, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)

	June 30,	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$55,890	$63,828
Accounts receivable, net	1,608	2,013
Inventory	1,396	980
Prepaid expenses and other current assets	435	481

Total current assets	59,329	67,302
Non-current assets:
Property and equipment, net	1,976	1,958
Right of use asset, net	512	768
Restricted cash	182	182
Inventory, non-current	2,333	76
Other assets, net	107	130

Total assets	$64,439	$70,416

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$966	$730
Lease liability	268	252
Accrued protocol expense	150	98
Accrued radioactive waste disposal	120	100
Accrued payroll and related taxes	509	362
Accrued vacation	253	259

Total current liabilities	2,266	1,801
Non-current liabilities:
Lease liability, non-current	256	524
Accrued payroll and related taxes, non-current	-	77
Asset retirement obligation	640	608

Total liabilities	3,162	3,010
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 142,040,266 and 141,915,266 shares issued and outstanding	142	142
Additional paid-in capital	159,732	158,589
Accumulated deficit	(98,597)	(91,325)

Total stockholders' equity	61,277	67,406

Total liabilities and stockholders' equity	$64,439	$70,416

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2022	2021	2022	2021

Sales, net	$2,505	$2,710	$10,795	$10,053
Cost of sales	1,579	1,364	6,179	4,932
Gross profit	926	1,346	4,616	5,121

Operating expenses:
Research and development	796	468	2,582	1,427
Sales and marketing	654	659	2,804	2,440
General and administrative	1,582	1,312	6,621	4,691
Loss on equipment disposals	-	-	-	9
Total operating expenses	3,032	2,439	12,007	8,567

Operating loss	(2,106)	(1,093)	(7,391)	(3,446)

Non-operating income:
Interest income	28	32	119	59
Non-operating income, net	28	32	119	59

Net loss	(2,078)	(1,061)	(7,272)	(3,387)
Preferred stock dividends	-	-	-	(3)

Net loss applicable to common shareholders	$(2,078)	$(1,061)	$(7,272)	$(3,390)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.05)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	142,040	141,673	141,987	103,841